EXHIBIT 23.4



                         INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of CHS Electronics, Inc. (the Company) on form S-3 dated July 25 1997, of our report dated December 6, 1996 (relating to the financial statements of Merisel, Inc.'s European, Latin American and Mexican Subsidiaries not presented separately herein) appearing in the Company's Report on 8-K dated October 4, 1996 as amended on December 17, 1996 and May 12, 1997 incorporated by reference in the prospectus, which is part of this registration statement.



Deloitte & Touche LLP
Los Angeles, California
July 25, 1997